Exhibit 10(a)

FIRST AMENDED AND RESTATED ENTERGY CORPORATION
NON-EMPLOYEE DIRECTOR CASH DEFERRAL PLAN
This First Amended and Restated Non-Employee Director Cash Deferral Plan (the “ Amended CDP”) effective as of July 29, 2022 (the “Effective Date”) hereby amends and restates the Entergy Corporation Non-Employee Director Cas Deferral Plan established by Entergy Corporation (the “Company”) pursuant to the terms of the Entergy Corporation 2019 Omnibus Incentive Plan (the “2019 OIP”); the terms of which are incorporated into this Amended CDP. References in this Amended CDP to any specific 2019 OIP provision do not limit the applicability of any other 2019 OIP provision. This Amended CDP shall subject to its terms apply to deferrals of cash fees payable in respect of the period after the Effective Date. Capitalized terms used in this Amended CDP that are not otherwise defined shall have the meanings assigned to them in the 2019 OIP.
1.Eligibility. The only persons eligible to participate in the Amended CDP are members of the Board of Directors of the Company (the “Board”) who are not employees of a System Company (each, a “Non-Employee Director”).
2.Participation.
(a)Time of Election. Before the beginning of a calendar year, each eligible Non-Employee Director may elect to participate in the Amended CDP by directing that all or any part of their cash compensation (including fees payable for services as chair, lead director, or similar position, Board committee chair or a member of a committee of the Board) which otherwise would have been earned currently for services rendered as a Non-Employee Director (“Compensation”) during such calendar year shall be credited to a deferred notional compensation account (such account severally with respect to each calendar year, the “Account). Any such election shall be irrevocable as of the last day of the calendar year preceding the year for which it is made. Any person who shall become a Non-Employee Director during any calendar year, and who was not a Non-Employee Director of the Company before the beginning of such calendar year, may elect, within 30 days after the Non-Employee Director’s term begins, to defer payment of all or any part of their Compensation earned during the remainder of such calendar year from and after the date of such election. Equity awards granted to the Non-Employee Directors may not be deferred pursuant to the terms of this Amended CDP.
(b)Form and Duration of Election. An election to participate in the Amended CDP shall be made by written notice filed with the Board as provided in Section 2(a) hereof. Such election shall specify the amount (all or a portion) of the Non-Employee Director’s Compensation to be deferred and the form of its distribution in accordance with Section 4 hereof. An election made with respect to a calendar year shall continue in effect for later calendar years unless and until the Non-Employee Director changes or terminates the election by written notice timely filed with the Board. Any such change or termination shall become effective with respect to Compensation earned from and after the first day of the calendar year following the calendar year in which such notice is given.
(c)Renewal. A Non-Employee Director who has terminated his election to participate may thereafter file another election to participate for the calendar year subsequent to the filing of such election in accordance with the requirements of Section 2(a) hereof.
3.The Non-Employee Director’s Account.
(a)As of the date the Non-Employee Director’s Compensation would otherwise be payable, the Non-Employee Director’s Account will be credited with a notional amount equal to the amount of such Compensation which the Non-Employee Director elected to defer.
(b)A Non-Employee Director may from time to time direct the investment of the Non-Employee Director’s Account in one or more hypothetical investment alternatives made available by the Board from time to time, and, except as otherwise provided in Section 3(c), earnings or losses thereon shall be credited to the Non-Employee Director’s Account in accordance with the valuation procedures under such investment alternatives. The Non-Employee Director shall make his or her investment elections, and changes thereto, in accordance with procedures established by the Board. Unless the Board determines otherwise, the investment alternatives available under the Amended CDP (and corresponding valuation procedures) shall, to the extent administratively practicable, mirror the alternatives that are made available from time to time under the Savings Plan of Entergy Corporation and Subsidiaries (or any successor thereto), but in all events including an investment alternative denominated in shares of Common Stock and excluding any investment window alternative. The provisions of Section 5 of the 2019 OIP (Equitable Adjustments) shall apply in respect of deemed Common Stock investments under this Amended CDP.
(c)If the Company declares a cash dividend in respect of holders of Common Stock, each Non-Employee Director’s Account, to the extent deemed invested in Common Stock, shall be credited on the dividend payment date with a dividend equivalent equal in value to the per-share cash dividend paid to a holder of record multiplied by the number of shares of Common Stock then deemed credited to the Non-Employee Director’s Account, and such dividend equivalent shall then be deemed immediately invested in a number of shares of Common Stock equal to the quotient of such dividend equivalent amount divided by the Fair Market Value of a share of Common Stock on the dividend payment date.
4.Distribution from Accounts.
(a)Lump Sum Distribution. Unless a Non-Employee Director elects to receive the distribution of the value of the Non-Employee Director’s Account in accordance with the provisions of Section 4(b), upon the Non-Employee Director’s separation from service with the Board (within the meaning of Section 409A of the Code, a “Separation”), the Company shall pay to the Non-Employee Director (or, upon a Separation by reason of death, to the Non-Employee Director’s designated beneficiary on file with the Company’s Secretary or estate if none) the value of the Non-Employee Director’s Account in a lump sum in cash as soon as administratively practicable following the Non-Employee Director's Separation.
(b)Installment Distribution. A Non-Employee Director may elect to receive distribution of the value of the Non-Employee Director’s Account in annual installments. If such an election is made, commencing on the first day of the month next following the Non-Employee Director’s Separation, and thereafter for the four consecutive anniversary dates of such date (each an “Annual Installment Date”), the Non-Employee Director shall receive an annual installment payment as follows:
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i)Timing. Each annual installment shall be paid in cash within thirty (30) days after the applicable Annual Installment Date.
ii)Each annual installment represents a proportionate share of the remaining accumulated value in the Non-Employee Director’s Account based on the number of remaining annual installments to be paid. Accordingly, at Separation, the first annual installment shall equal one-fifth of the aggregate value of the Account at the first Annual Installment Date. The second annual installment shall equal one-fourth of the aggregate value of the remaining Account at the second Annual Installment Date. The third annual installment shall equal one-third of the aggregate value of the remaining Account at the third Annual Installment Date. The fourth annual installment shall equal one-half of the aggregate value of the remaining Account at the fourth Annual Installment Date, and the fifth and final annual installment shall equal the remaining value of the Account at the fifth Annual Installment Date. Notwithstanding the foregoing, if a Non-Employee Director dies after Separation, but before all five annual installments have been paid, then the Non-Employee Director’s remaining unpaid accumulated value in the Non-Employee Director’s Account shall be distributed in a lump sum in cash to his or her designated beneficiary on file with the Company’s Secretary or estate if none, as soon as administratively practicable following notice to the Company’s Secretary of the Non-Employee Director’s death.
5.Miscellaneous.
(a)The right of a Non-Employee Director to receive any amount in the Non-Employee Director’s Account shall not be transferable or assignable by the Non-Employee Director other than by will or the laws of descent and distribution, and no part of such amount shall be subject to attachment or other legal process.
(b)The Amended CDP is intended to constitute an “unfunded” plan for incentive compensation. The Company shall not be required to reserve or otherwise set aside funds for the payment of its obligations hereunder. The establishment and maintenance of, or allocation and credits to, a Non-Employee Director’s Account shall not vest in the Non-Employee Director or his beneficiary any right, title or interest in and to any specific assets of the Company. The rights of a Non-Employee Director to receive payments under this Amended CDP shall be no greater than the right of an unsecured general creditor of the Company.
(c)The Amended CDP shall be administered by the Board. The Board shall have the full discretion and power to interpret provisions of the Amended CDP, to prescribe, amend and rescind rules and regulations relating to the Amended CDP, to compute amounts to be credited to and distributed from Non-Employee Directors’ Accounts, and to make all other determinations it deems necessary or advisable to administer the Amended CDP, with all such determinations being final and binding. The Board may delegate its rights and obligations hereunder as the Board shall determine.
(d)The Board may at any time terminate the Amended CDP or amend the Amended CDP in any manner it deems advisable and in the best interests of the Company; provided, however, that (i) no amendment or termination shall impair the rights of a Non-Employee Director with respect to amounts then credited to the Non-Employee Director’s Account, and (ii) no amendment or termination shall accelerate or defer any payments or distributions that would have been made under the Amended CDP if it had not been amended or terminated, except to the extent that such acceleration or deferral could be made without subjecting the Non-Employee Directors to additional taxes under Section 409A of the Code.

(e)The Amended CDP shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of law of such state.
(f)The Amended CDP and the payments and benefits under the Amended CDP are intended to be exempt from or, to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Amended CDP shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Non-Employee Director shall not be considered for purposes of the Amended CDP to have terminated service on the Board, and no payment shall be due to a Non-Employee Director under the Amended CDP, until the Non-Employee Director would be considered to have incurred a Separation from the Company and its affiliates within the meaning of Section 409A of the Code.
(g)If any provision of the Amended CDP is held to be invalid or unenforceable, the other provisions of the Amended CDP shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Amended CDP.
(h)The obligations of the Company under the Amended CDP shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.
(i)The titles and headings of the sections in the Amended CDP are for convenience of reference only and do not form part of the Amended CDP.
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